Exhibit 99.1

NEWS RELEASE

Contact:	James R. Lance Vice President, Corporate Finance and Investor Relations Foot Locker, Inc. (212) 720-4600

FOOT LOCKER, INC. REPORTS 2018 FOURTH QUARTER AND FULL YEAR RESULTS

•	Generated Fourth Quarter Net Income of $158 Million, or $1.39 Per Share
•	Non-GAAP Net Income of $177 Million, or $1.56 Per Share
•	Fourth Quarter Comparable Store Sales Increased 9.7%
•	A Record Total Annual Sales of $7.9 Billion

NEW YORK, NY, March 1, 2019 – Foot Locker, Inc. (NYSE: FL), the New York-based specialty athletic retailer, reported today financial results for its fourth quarter and fiscal year ended February 2, 2019.

Fourth Quarter Results

The Company reported net income of $158 million, or $1.39 per share, for the 13 weeks ended February 2, 2019, compared to a net loss of $49 million, or $0.40 per share, for the 14 weeks of fiscal 2017. On a non-GAAP basis, the Company earned $1.56 cents per share, a 37 percent increase over the comparable 13-week non-GAAP earnings per share of $1.14 in 2017.

Fourth quarter comparable-store sales increased 9.7 percent. Total sales increased 2.8 percent, to $2,272 million this year, compared with sales of $2,210 million in 2017, which included $95 million of sales in the 53rd week last year. Excluding the effect of foreign exchange rate fluctuations, total sales for the fourth quarter increased 4.2 percent.

“The fundamentals of our core business remain strong and led to meaningful improvement in our financial results, not only during the fourth quarter but throughout 2018,” said Richard Johnson, Chairman and Chief Executive Officer. “This positive performance was made possible by our team’s unrelenting focus on providing compelling assortments to our customers, launching exciting collaborations with our strategic partners, both long-standing and new, and making our stores and digital channels unique and exciting destinations.”

“Looking at 2019,” Mr. Johnson continued, “we believe that by maintaining our focus on bringing differentiated experiences to youth culture, we can continue to elevate our financial performance by generating a mid-single digit comparable sales gain and another double-digit percentage increase in earnings per share.”

Non-GAAP Adjustments

During the fourth quarter of 2018, the Company recorded several items, all of which are detailed below in the accompanying reconciliation of GAAP to non-GAAP results. The items included: 1) a pre-tax charge of $19 million primarily related to the impairment of certain Runners Point Group assets; 2) a $1 million charge related to the Company’s previously-disclosed pension matter; 3) a $4 million write-down in our deferred tax assets due to a change in Dutch tax rates; and 4) a $4 million tax benefit related to the U.S. tax reform legislation enacted in late 2017. In the prior-year fourth quarter, the Company’s results included the following items: 1) $128 million pre-tax charge related to the pension matter; 2) pre-tax charges of $20 million which reflected write-downs of certain SIX:02 and Runners Point Group assets; and 3) tax items that totaled $109 million of expenses largely related to tax reform.

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Fiscal Year Results

Sales for 2018 were $7,939 million, an increase of 2.0 percent compared to sales of $7,782 million in fiscal 2017 and the highest in the Company’s history as an athletic business. Full-year comparable-store sales increased 2.7 percent. Excluding the effect of foreign currency fluctuations, total sales increased 1.7 percent.

The Company’s net income increased to $541 million in 2018, or $4.66 per share. In the 53-week fiscal 2017, the Company reported net income of $284 million, or $2.22 per share. On a non-GAAP basis, earnings per share totaled $4.71 in 2018, an 18 percent increase over last year’s 52-week, non-GAAP earnings of $3.99.

“Impressive teamwork delivered impressive financial results in 2018,” said Lauren Peters, Executive Vice President and Chief Financial Officer. “We delivered a gain in our gross margin rate above the guidance we provided at the beginning of the year, achieved an inventory turn above our long-term target, and made important investments, both directly in our business and by taking strategic stakes in other companies, which we believe will drive long-term growth.”

Financial Position

At February 2, 2019, the Company’s merchandise inventories were $1,269 million, 0.7 percent lower than at the end of the fourth quarter last year. Using constant currencies, inventory increased 1.3 percent.

At year-end, the Company’s cash and cash equivalents totaled $891 million, while the debt on its balance sheet was $124 million. The Company’s total cash position, net of debt, was $43 million higher than at the same time last year. During the fourth quarter of 2018, the Company spent $62 million to repurchase 1.2 million shares. For the full year, the Company repurchased 7.89 million shares for $375 million, returning a total of $533 million to shareholders through its share repurchase program and dividends. In addition, the Company invested $187 million of cash in its store fleet, digital platforms, logistics capabilities, and other infrastructure.

“As previously announced in February, our Board of Directors approved, for the ninth consecutive year, a double-digit percentage increase in our quarterly dividend to $0.38 per share and a new $1.2 billion share repurchase program,” continued Ms. Peters. “These actions combined with the Board’s approval of a $275 million capital investment program for 2019, reflect our Board’s confidence in the Company’s strong financial position and our ability to execute our strategic objectives while continuing to return cash to our shareholders.”

Store Base Update

During the fourth quarter, the Company opened 11 new stores, remodeled or relocated 33 stores, and closed 56 stores. As of February 2, 2019, the Company operated 3,221 stores in 27 countries in North America, Europe, Asia, Australia, and New Zealand. In addition, 112 franchised Foot Locker stores were operating in the Middle East, as well as 10 franchised Runners Point stores in Germany.

The Company is hosting a live conference call at 9:00 a.m. (ET) today, March 1, 2019, to review these results and discuss the outlook for fiscal 2019. This conference call may be accessed live by dialing 1-800-936-2724 (U.S. and Canada) or +44 203-107-0289 (International), with the passcode 3018268, or via the Investor Relations section of the Foot Locker, Inc. website at http://www.footlocker-inc.com. Please log on to the website 15 minutes prior to the call in order to register. An archived replay of the conference call can be accessed approximately two hours following the end of the call at 1-855-859-2056 (U.S. and Canada) or +1 404-537-3406 (International) with passcode 3018268 through March 14, 2019. A replay of the call will also be available via webcast from the same Investor Relations section of the Foot Locker, Inc. website at http://www.footlocker-inc.com.

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Disclosure Regarding Forward-Looking Statements

This report contains forward-looking statements within the meaning of the federal securities laws. Other than statements of historical facts, all statements which address activities, events, or developments that the Company anticipates will or may occur in the future, including, but not limited to, such things as future capital expenditures, expansion, strategic plans, financial objectives, dividend payments, stock repurchases, growth of the Company’s business and operations, including future cash flows, revenues, and earnings, and other such matters, are forward-looking statements. These forward-looking statements are based on many assumptions and factors which are detailed in the Company’s filings with the U.S. Securities and Exchange Commission.

These forward-looking statements are based largely on our expectations and judgments and are subject to a number of risks and uncertainties, many of which are unforeseeable and beyond our control. For additional discussion on risks and uncertainties that may affect forward-looking statements, see “Risk Factors” disclosed in the 2017 Annual Report on Form 10-K and Quarterly Report on Form 10-Q for the quarter end November 3, 2018. Any changes in such assumptions or factors could produce significantly different results. The Company undertakes no obligation to update forward-looking statements, whether as a result of new information, future events, or otherwise.

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Condensed Consolidated Statements of Operations

(unaudited)

Periods ended February 2, 2019 and February 3, 2018

(In millions, except per share amounts)

	Fourth Quarter		Fiscal Year
	2018	2017	2018	2017
Sales	$2,272	$2,210	$7,939	$7,782
Cost of sales	1,537	1,517	5,411	5,326
SG&A	451	423	1,614	1,501
Depreciation and amortization	45	46	178	173
Litigation and other charges	20	148	37	211
Income from operations	219	76	699	571

Interest income, net	(4)	(1)	(9)	(2)
Other income	—	(3)	(5)	(5)
Income before income taxes	223	80	713	578
Income tax expense	65	129	172	294
Net income (loss)	$158	$(49)	$541	$284

Diluted EPS	$1.39	$(0.40)	$4.66	$2.22
Weighted-average diluted shares outstanding	113.3	120.6	116.1	127.9

Non-GAAP Financial Measures

In addition to reporting the Company's financial results in accordance with generally accepted accounting principles (“GAAP”), the Company reports certain financial results that differ from what is reported under GAAP. We have presented certain financial measures identified as non-GAAP, such as sales changes excluding foreign currency fluctuations, adjusted income before income taxes, adjusted net income, and adjusted diluted earnings per share. In addition, fiscal year 2017 represented the fourteen and fifty-three weeks ended February 3, 2018. Accordingly, non-GAAP results for 2017 have also been adjusted to exclude the effects of the 53rd week.

Also, we present certain amounts as excluding the effects of foreign currency fluctuations, which are also considered non-GAAP measures. Where amounts are expressed as excluding the effects of foreign currency fluctuations, such changes are determined by translating all amounts in both years using the prior-year average foreign exchange rates. Presenting amounts on a constant currency basis is useful to investors because it enables them to better understand the changes in our businesses that are not related to currency movements.

We present these non-GAAP measures because we believe they assist investors in comparing our performance across reporting periods on a consistent basis by excluding items that we do not believe are indicative of our core business or which affect comparability. In addition, these non-GAAP measures are useful in assessing our progress in achieving our long-term financial objectives.

The various non-GAAP adjustments are summarized on the following tables. We estimate the tax effect of all non-GAAP adjustments by applying a marginal tax rate to each of the respective items. The income tax items represent the discrete amount that affected the period.

The non-GAAP financial information is provided in addition to, and not as an alternative to, our reported results prepared in accordance with GAAP.

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Condensed Consolidated Statements of Operations

(unaudited)

Periods ended February 2, 2019 and February 3, 2018

(In millions, except per share amounts)

Reconciliation of GAAP to non-GAAP results:

	Fourth Quarter		Fiscal Year
	2018	2017	2018	2017

Sales	$2,272	$2,210	$7,939	$7,782
53rd week	—	95	—	95
Sales excluding 53rd week (non-GAAP)	$2,272	$2,115	$7,939	$7,687

Pre-tax income:
Income before income taxes	$223	$80	$713	$578
Pre-tax adjustments excluded from GAAP:
Litigation and other charges (1)	20	148	37	211
53rd week	—	(25)	—	(25)
Adjusted income before income taxes (non-GAAP)	$243	$203	$750	$764

After-tax income:
Net income (loss)	$158	$(49)	$541	$284
After-tax adjustments excluded from GAAP:
Litigation and other charges, net of income tax benefit of $1, $53, $6, and $78 million, respectively (1)	19	95	31	133
U.S. tax reform (2)	(4)	99	(28)	99
Tax expense related to Dutch (2018) and French (2017) tax rate changes (3)	4	2	4	2
Tax benefit related to enacted change in foreign branch currency regulations (4)	—	—	(1)	—
Income tax valuation allowances (5)	—	8	—	8
53rd week, net of income tax expense of $9 million	—	(16)	—	(16)
Adjusted net income (non-GAAP)	$177	$139	$547	$510

	Fourth Quarter		Fiscal Year
	2018	2017	2018	2017
Earnings per share:
Diluted EPS	$1.39	$(0.40)	$4.66	$2.22
Diluted EPS amounts excluded from GAAP:
Litigation and other charges (1)	0.17	0.76	0.27	1.02
U.S. tax reform (2)	(0.04)	0.81	(0.25)	0.78
Tax expense related to Dutch (2018) and French (2017) tax rate change (3)	0.04	0.02	0.04	0.02
Tax benefit related to enacted change in foreign branch currency regulations (4)	—	—	(0.01)	—
Income tax valuation allowances (5)	—	0.07	—	0.07
Adjusted diluted EPS (non-GAAP), including 53rd week	$1.56	$1.26	$4.71	$4.11
53rd week	—	(0.12)	—	(0.12)
Adjusted diluted EPS (non-GAAP)	$1.56	$1.14	$4.71	$3.99

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Condensed Consolidated Statements of Operations

(unaudited)

Periods ended February 2, 2019 and February 3, 2018

(In millions, except per share amounts)

Notes on Non-GAAP Adjustments:

(1)	Litigation and other charges for 2018 includes pension-related litigation charges ($18 million, or $13 million after-tax) and impairment charges ($19 million, or $18 million after-tax). The 2017 amount represented pension-related litigation charges ($178 million, or $111 million after-tax), impairment charges ($20 million, or $14 million after-tax), and severance and related costs ($13 million, or $8 million after-tax).

Pension litigation - The Company recorded pre-tax charges of $1 million and $18 million during the fourth quarter and full year of 2018, respectively, in connection with its U.S. retirement plan litigation and required plan reformation. The charge for the full year reflected $13 million of adjustments to the estimated cost of the reformation and interest. Additionally, professional fees of $1 million and $5 million were incurred during the fourth quarter and full year of 2018, respectively, in connection with the plan reformation.

Impairment charges – The Company recognized pre-tax impairment charges totaling $19 million and $20 million during the fourth quarters of 2018 and 2017, respectively. These charges were associated with our SIX:02, Runners Point, and Sidestep businesses and primarily represented the write-down of the Runners Point tradename, store fixtures, and leasehold improvements.

Severance and related costs – During the third quarter of 2017, the Company recorded a pre-tax charge of $13 million associated with the reorganization and the reduction of staff taken to improve efficiency.

(2)	On December 22, 2017, the United States enacted tax reform legislation that included a broad range of business tax provisions. During the fourth quarter of 2017, the Company recognized a $99 million provisional charge for the mandatory deemed repatriation of foreign sourced net earnings and a corresponding change in our permanent reinvestment assertion under ASC 740-30. During the fourth quarter and full year of 2018, the Company reduced the provisional amounts by $4 million and $28 million, respectively. These adjustments represented a $21 million reduction in the deemed repatriation tax and a $7 million benefit related to IRS accounting method changes and timing difference adjustments.

We exclude the discrete U.S. tax reform effect from our Adjusted diluted EPS as it does not reflect our ongoing tax obligations under U.S. tax reform.

(3)	During the fourth quarters of 2018 and 2017, the Company recognized tax expense of $4 million and $2 million in connection with separate tax rate reductions in the Netherlands and France, respectively.
(4)	During the second quarter of 2018, the U.S. Treasury issued a notice that delayed the effective date of regulations under Internal Revenue Code Section 987. These regulations, which were promulgated in December 2016, changed our method for determining the tax effects of foreign currency translation gains and losses for our foreign businesses that are operated as branches and are reported in a currency other than the currency of their parent. As a result of the delay in the effective date, the Company updated its calculations for the effect of these regulations, which resulted in an increase to deferred tax assets and a corresponding reduction in our income tax provision in the amount of $1 million.
(5)	During the fourth quarter of 2017, the Company determined that certain valuation allowances should be established against deferred tax assets associated with the Runners Point and Sidestep stores and e-commerce businesses.

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Condensed Consolidated Balance Sheets

(unaudited)

(In millions)

	February 2,	February 3,
	2019	2018
ASSETS

Current assets:
Cash and cash equivalents	$891	$849
Merchandise inventories	1,269	1,278
Other current assets	363	424
	2,523	2,551
Property and equipment, net	836	866
Deferred taxes	87	48
Other assets	379	496
	$3,825	$3,961

LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities:
Accounts payable	$387	$258
Accrued and other liabilities	377	358
	764	616
Long-term debt	124	125
Other liabilities	431	701
Total liabilities	1,319	1,442
Total shareholders' equity	2,506	2,519
	$3,825	$3,961

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Store Count and Square Footage

(unaudited)

Store activity is as follows:

	February 3,			February 2,	Relocations/
	2018	Opened	Closed	2019	Remodels
Foot Locker US	910	2	26	886	33
Foot Locker Europe	636	18	12	642	37
Foot Locker Canada	111	—	4	107	7
Foot Locker Pacific	98	2	6	94	7
Foot Locker Asia	—	5	—	5	—
Kids Foot Locker	436	3	11	428	7
Lady Foot Locker	85	—	28	57	—
Champs Sports	541	3	9	535	17
Footaction	260	5	15	250	8
Runners Point	118	3	14	107	1
Sidestep	83	4	7	80	5
SIX:02	32	—	2	30	—
Total	3,310	45	134	3,221	122

Selling and gross square footage are as follows:

	February 3, 2018		February 2, 2019
(in thousands)	Selling	Gross	Selling	Gross
Foot Locker US	2,430	4,225	2,404	4,184
Foot Locker Europe	957	2,071	1,002	2,158
Foot Locker Canada	264	431	263	426
Foot Locker Pacific	140	230	139	230
Foot Locker Asia	—	—	19	34
Kids Foot Locker	747	1,285	738	1,267
Lady Foot Locker	115	195	79	133
Champs Sports	1,934	2,994	1,913	2,974
Footaction	829	1,374	799	1,360
Runners Point	150	258	138	238
Sidestep	76	131	74	133
SIX:02	65	109	60	102
Total	7,707	13,303	7,628	13,239

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